Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 190497

PROSPECTUS

5,581,835 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus may offer from time to time up to 3,518,091 shares of our common stock and 2,063,744 shares of our common stock issuable upon exercise of warrants and options.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

While we will not receive any proceeds from the sale of the shares by the selling stockholders, we will receive cash proceeds equal to the total exercise price of any warrants or options that are exercised for cash, or approximately $8,945,000 based on a weighted average exercise price of $4.33 per share.

Our common stock is traded on the Nasdaq Capital Market under the symbol “ORMP.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2013.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, the terms “we”, “us” and “our” mean Oramed Pharmaceuticals Inc. and our wholly-owned Israeli subsidiary, Oramed Ltd., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders identified in this prospectus may offer from time to time up to 3,518,091 shares of our common stock and 2,063,744 shares of our common stock issuable upon exercise of warrants and options.  This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We are a pharmaceutical company currently engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules or pills for delivery of other polypeptides.

Oral Insulin: We are seeking to revolutionize the treatment of diabetes through our proprietary flagship product, an orally ingestible insulin capsule (ORMD0801).  Our technology allows insulin to travel from the gastrointestinal tract via the portal vein to the bloodstream, revolutionizing the manner in which insulin is delivered. It enables its passage in a more physiological manner than current delivery methods of insulin.  Our technology is a platform that has the potential to deliver medications and vaccines orally that today can only be delivered via injection.

GLP-1 Analog: Our second pipeline product is an orally ingestible exenatide (GLP-1 analog) capsule, which aids in the balance of blood-sugar levels and decreases appetite. Glucagon-like peptide-1, or GLP-1, is an incretin hormone - a type of gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. The incretin concept was hypothesized when it was noted that glucose ingested by mouth (oral) stimulated two to three times more insulin release than the same amount of glucose administered intravenously. In addition to stimulating insulin release, GLP-1 was found to suppress glucagon release (hormone involved in regulation of glucose) from the pancreas, slow gastric emptying to reduce the rate of absorption of nutrients into the blood stream, and increase satiety. Other important beneficial attributes of GLP-1 are its effects of increasing the number of beta cells (cells that manufacture and release insulin) in the pancreas and, possibly, protection of the heart.

Combination of Oral Insulin and GLP-1 Analog: Our third pipeline product is a combination of our two primary products, oral insulin and oral exenatide. Preliminary results of this trial were announced in June 2012. The results showed that our two main products have greater positive effects when given together, as a combination therapy, above the administration of each product alone.

Our executive offices are located at Hi-Tech Park 2/5, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, our telephone number is 972-2-566-0001 and our website address is www.oramed.com.  The information on our website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our common stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks.  The value of our common stock could decline as a result of any of these risks.  You could lose all or part of your investment in our common stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements.   The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference.  Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein and in the documents we incorporate by reference, as well as those discussed elsewhere in this prospectus and any prospectus supplement.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the respective documents incorporated by reference, as applicable.  Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, any prospectus supplement and the documents incorporated by reference, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, we may receive up to approximately $8,945,000 in proceeds upon exercise of the warrants and options held by the selling stockholders, as the warrants and options have a weighted average exercise price of $4.33 per share and are exercisable into 2,063,744 shares of our common stock.  None of the selling stockholders have presently advised us of their intention to exercise any warrants or options at this time. All potential proceeds will be used for the research and development of our products and for general working capital purposes. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part.  Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders acquired the common stock being registered for resale pursuant to this prospectus in private placement transactions, as remuneration for services rendered and/or as equity compensation, as detailed below:

On June 15, 2007, we issued to certain selling stockholders in a private placement, 300,000 “units” of our securities at a price of $6.00 per unit for aggregate proceeds of $1,800,000. Each unit consisted of one share of our common stock and one three-year warrant, each warrant exercisable into one share of our common stock at an exercise price of $9.00 per share. These warrants expired on June 15, 2010.

On August 2, 2007, we issued to certain selling stockholders in a private placement, 42,500 “units” at a purchase price of $6.00 per unit for aggregate proceeds of $255,000. Each unit consisted of one share of our common stock and one three-year warrant, each warrant exercisable into one share of our common stock at an exercise price of $9.00 per share. These warrants expired on August 2, 2010. We also issued 834 shares of our common stock to Shikma A M R Ltd as a finder’s fee.

On July 14, 2008, we entered into a securities purchase agreement with certain selling stockholders pursuant to which we sold to such selling stockholders an aggregate of 710,389 shares of our common stock at a purchase price of $7.20 per share. Such selling stockholders also received three-year warrants to purchase an aggregate of 355,195 shares of common stock at an exercise price of $10.80 per share.  These warrants expired on July 14, 2011.

On August 14, 2007, we granted to Dr. Miriam Kidron, our Chief Medical and Technology Officer and a director, a warrant to purchase up to 280,114 shares of our common stock at an exercise price of $.012 per share; the warrant vested immediately and had an expiration date of December 31, 2012.  On August 8, 2012, our Board of Directors resolved to extend the term of Dr. Kidron’s warrant until August 6, 2014.  We are also including for resale pursuant to this prospectus 270,000 shares of common stock issuable upon the exercise of options held by Dr. Kidron.  The warrant and options have a weighted average exercise price of $2.09 per share and may be exercised within 60 days of August 7, 2013.  The latest expiration date of the options is August 8, 2022.

In March 2011, we completed a private placement with certain selling stockholders pursuant to which we sold an aggregate of 873,961 “units” at a purchase price of $3.84 per unit for total consideration of $3,356,000.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $6.00 per share. We also issued 16,397 shares of common stock and warrants to purchase 5,906 shares of our common stock as finders’ fees in connection with the private placement. These amounts include the sale to D.N.A Biomedical Solutions Ltd., or D.N.A, an Israeli company listed on the Tel Aviv Stock Exchange, of 65,105 shares of our common stock and a warrant to purchase up to 22,787 shares of our common stock, for a total purchase price of $250,000 in cash.

In April 2011, we completed a private placement with certain selling stockholders pursuant to which we sold an aggregate of 93,701 “units” at a purchase price of $3.84 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $6.00 per share.

In July 2011, we issued warrants to purchase an aggregate of 5,622 shares of our common stock as finder’s fees to Yoav Ko Consultings Ltd. and R. Weissberg Consulting and Management Ltd. in connection with the private placements completed in April 2011.  We are including for resale in this prospectus an aggregate of 2,092 shares of common stock previously issued upon exercise of such warrants.

In July 2011, we also issued a warrant to purchase 2,677 shares of our common stock at an exercise price of $6.00 per share, to The Trout Group, LLC as compensation for consulting services provided to us.  This warrant will expire on July 25, 2016.

Between August and November 2012, we completed private placements pursuant to which we sold to certain selling stockholders an aggregate of 1,137,336 “units” at a purchase price of $4.44 per unit for total consideration of $5,049,710.  Each unit consisted of one share of our common stock and a five-year warrant to purchase 0.50 of a share of our common stock at an exercise price of $6.00 per share.  We paid cash compensation of $84,135 as a finder’s fee. We also issued 1,127 shares of our common stock and warrants to purchase 564 shares of our common stock as a finder’s fee to a third party in connection with the private placements and issued 12,745 shares of our common stock and warrants to purchase 6,373 shares of our common stock as a finder’s fee to Mr. Leonard Sank, one of our directors. Most of the selling stockholders were granted customary registration rights with respect to resales of shares, including the shares underlying the warrants.  Regals Fund LP, or Regals, participated in such private placements and received certain special rights, including preemptive rights as long as they hold at least 5% of our outstanding common stock.  With respect to Regals’ participation in the August 2012 private placement, we undertook to file a registration statement to register their shares and the shares underlying their warrants, by December 27, 2012.  Since such registration statement was not timely filed, we may be required to pay liquidated damages of $10,000 or, at Regals’ discretion, 27,027 shares of common stock.  Such liquidated damages may increase if we do not meet the Effectiveness Deadline as defined in Regals’ agreement.  The liquidated damages may not exceed, in the aggregate, $100,000. Regals has not notified us that they plan to request such payment, and such damages may be waived by Regals.

In November 2012, we entered into a letter agreement, or the Agreement, with Regals in connection with (1) the warrant originally issued in January 2011, as amended in August 2012 and November 2012, to purchase up to 290,459 shares of our common stock, (2) the warrant dated August 28, 2012, to purchase up to 112,613 shares of our common stock and (3) the warrant dated November 5, 2012, to purchase up to 16,892 shares of our common stock , or together, the Warrants.  Pursuant to the Agreement, we and Regals agreed to amend the Warrants to provide that the anti-dilution protection of the Warrants shall be deleted in its entirety. In addition, as to the warrants issued in August and November 2012, the parties agreed to reduce the exercise price to $3.7656 per share, the current exercise price per share of the warrants originally issued in January 2011. At such time, we also issued to Regals a warrant pursuant to which Regals shall have the right to purchase up to 137,311 shares of our common stock over a period of four years at an exercise price of $7.20 per share.

Between March 2012 and August 2013, we issued an aggregate of 25,001 shares of our common stock and warrants to purchase 62,500 shares of our common stock to Meyers Associates as compensation for advisory services provided to the Company.  We are including for resale in this prospectus the 62,500 shares of our common stock issuable upon exercise of this warrant.

In February 2013, we issued an additional 12,745 shares of our common stock and warrants to purchase 6,373 shares of our common stock at an exercise price of $6.00 per share, as a finder’s fee to Mr. Leonard Sank, one of our directors, in connection with the private placements completed between August and November 2012. The warrant issued to Mr. Sank will expire on February 7, 2018.

In August 2013, we issued 5,786 shares of our common stock to Aviad Friedman, 4,284 shares of our common stock to Vladimir Shklar, 1,270 shares of our common stock to Yair Givati and 700 shares of our common stock to Moshe Kornblum, in each case as compensation for advisory services provided to the Company.

We are also including for resale pursuant to this prospectus 270,000 shares of common stock issuable upon the exercise of options held by Mr. Nadav Kidron, our President, Chief Executive Officer and a director.  The options have a weighted average exercise price of $4.25 per share and may be exercised within 60 days of August 7, 2013.  The latest expiration date of the options is August 8, 2022.

The following table sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned as of August 6, 2013 (directly and indirectly via warrants or options), the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock.

Other than the relationships described herein, to our knowledge, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock and warrants pursuant to the transactions described above.  All information with respect to share ownership has been furnished by the selling stockholders, unless otherwise noted.  The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, other than the relationships described below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the common stock registered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Leonard Sank (3)	279,749	58,265	301,265	36,749	*
Dorothy Sank (3)	78,125	27,344	105,469	--	--
Samson Property Investments (3)	138,889	-	138,889	--	--
Michael Pimstein (4)	20,834	7,292	28,126	--	--
David Bloch (4)	2,605	912	3,517	--	--
Laurie Rubin	42,223	-	42,223	-	-
Mirabaud & CIE	13,889	--	13,889	--	--
Joan Samson	8,333	-	8,333	--	--
Vered Schimmel	8,334	-	8,334	--	--
Shikma A M R Ltd	9,168	-	9,168	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Edward Danehy	9,167	-	9,167	--	--
Oberdorf Finance SA	6,667	--	6,667	--	--
Pninei David Jerusalem	6,959	-	6,959	--	--
David Lifscitz	5,834	-	5,834	--	--
Aviad Freidman	11,085	591	11,676	--	--
Nadav Kidron (5)	864,312	270,000	1,134,312	--	--
Zeev Bronfeld (6)	144,932	--	144,932	--	--
Russel Leigh	58,334	--	58,334	--	--
Regals Fund LP (7)	760,640	557,274	1,317,914	--	--
Vivid Horizon Limited	119,792	48,178	167,970	--	--
Novatrust Ltd re Clifton Two Trust	35,544	15,819	51,363	--	--
Lashmar Holdings Inc	139,584	19,688	159,272	--	--
ICT NV	--	13,672	13,672	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Marcel Kremer	11,921	4,724	16,645	--	--
Vladimir Shklar	4,284	591	4,875	--	--
D.N.A Biomedical Solutions Ltd. (6)	--	22,787	22,787	--	--
Ron Weissberg	5,105	--	5,105	--	--
S.Brimer Investments and Consulting	13,021	4,558	17,579	--	--
Abramovich Yehoshua	2,000	4,558	6,558	--	--
Amir Fishler	3,334	1,167	4,501	--	--
Shmuel Pasternak	2,019	4,102	6,121	--	--
DSN Holdings Ltd	--	1,459	1,459	--	--
Daniel Younisian	4,102	8,750	12,852	--	--
Boaz Raam	6,511	2,279	8,790	--	--
Yael Berant	--	1,368	1,368	--	--
Beeston Nominees (Panama) Inc.	326,577	163,289	489,866	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Jacar Nominees PTY Ltd as Trustees for Sank Super	11,262	5,631	16,893	--	--
Roxy Pty Ltd Atf Dak Trust	5,631	2,816	8,447	--	--
Vingol Pty Ltd	5,631	2,816	8,447	--	--
Rak Investments Pty Ltd	--	2,834	2,834	--	--
B+E Lewin Investments Pty Ltd	--	2,816	2,816	--	--
Fabian Cove Pty. Ltd.	5,631	2,816	8,447	--	--
S.N. LE ROUX	67,568	33,784	101,352	--	--
ARC Securities BVI Ltd	67,568	33,784	101,352	--	--
Sanur Ltd as Trustees of Arigus Trust	11,269	5,635	16,904	--	--
Joshriel Pty Ltd	--	2,826	2,826	--	--
Norrin Imports Staff Benefit Fund	14,000	--	14,000	--	--
David Steynberg	12,797	5,631	18,428	--	--
Isaac Benatar	--	5,631	5,631	--	--
Hero Nominees Limited A/C POOLED	22,523	11,262	33,785	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)	Maximum Number of Shares (including shares issuable upon the exercise of warrants or options) to be Offered in the Offering	Number of Shares (including shares issuable upon the exercise of warrants or options) Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class (1)(2)
Jeffrey Laurence Borstrock	22,500	11,250	33,750	--	--
David J. Fogel	17,500	8,750	26,250	--	--
Yael Choukroun	3,380	1,690	5,070	--	--
Esther Tavor	3,380	1,690	5,070	--	--
Martin Kornblum	11,262	5,631	16,893	--	--
David Mendelson	11,262	5,631	16,893	--	--
Michael G. Jesselson 12/18/80 Trust	56,307	28,154	84,461	--	--
Benjamin J. Jesselson 12/18/80 Trust	56,307	28,154	84,461	--	--
Yair Givati	1,827	564	2,391	--	--
Miriam Kidron (8)	--	550,114	550,114	--	--
R Weissberg Consulting and Management Ltd.	1,046	--	1,046	--	--
Yoav Ko Consultings Ltd.	1,046	--	1,046	--	--
Meyers Associates L.P.	25,001	62,500	62,500	25,001	*
The Trout Group, LLC	--	2,667	2,667	--	--
Moshe Kornblum	1,270	--	1,270	--	--
Total	3,579,841	2,063,744	5,581,835	61,750	*

* Less than 1%.
_________________

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of August 7, 2013, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

(2) Assumes all of the shares of common stock offered (including shares issuable upon the exercise of warrants or options) are sold.  Percentage ownership is based on 7,937,872 shares of common stock issued and outstanding on August 7, 2013.

(3) Mr. Leonard Sank is one of our directors.  Mr. Sank may be deemed to beneficially own the shares (including the warrant shares) held by his wife, Mrs. Dorothy Sank, set forth opposite her name.  Mr. Sank also may be deemed to beneficially own the shares set forth opposite the name of Samson Property Investments, which is wholly owned by a trust of which Mr. Sank serves as a trustee. Mr. Sank disclaims beneficial ownership of all such securities. These securities are held of record by Hargreave Hale Nominees Limited on behalf of Mr. Sank.

(4) These shares are held of record by Apollo Nominees Inc. on behalf of David Bloch and Michael Pimstein.

(5) Mr. Nadav Kidron is our President, Chief Executive Officer and one of our directors.  He is the son of Dr. Miriam Kidron, our Chief Medical and Technology Officer and one of our directors.

(6) The amount of shares beneficially owned by Mr. Bronfeld does not include the warrant to purchase 22,787 shares of common stock held by D.N.A.  Mr. Bronfeld and Mr. Meni Mor are parties to a voting agreement relating to their joint holdings in D.N.A, which as of December 27, 2012, represented approximately 39.6% of D.N.A’s outstanding share capital on an actual basis, as reported by D.N.A to the Israeli Securities Authority.  As a result, Mr. Bronfeld may be deemed a beneficial owner of, and to share the power to vote and dispose of our securities held by D.N.A.  Mr. Bronfeld has disclaimed beneficial ownership of any of our securities held by D.N.A. Immediately prior to the October 2012 issuance of shares to D.N.A, Mr. Bronfeld beneficially owned 7.1% of our shares common stock.  The foregoing is based, in part, on a Schedule 13G/A filed by Mr. Bronfeld on February 5, 2013.  In addition, as of August 7, 2013, we hold approximately 11.1% of D.N.A’s outstanding ordinary shares.

(7) Regals Capital Management LP is the investment manager of Regals Fund LP, the owner of record of these shares of common stock. Mr. David M. Slager is the managing member of the general partner of Regals Capital Management LP.  All investment decisions are made by Mr. Slager, and thus the power to vote or direct the votes of these shares of common stock, as well as the power to dispose or direct the disposition of such shares of common stock is held by Mr. Slager through Regals Capital Management LP.  The forgoing is based on a Schedule 13G/A which was filed February 12, 2013 jointly by Regals Fund LP, Regals Capital Management LP and Mr. Slager.

(8) Dr. Miriam Kidron is our Chief Medical and Technology Officer and one of our directors.  She is the mother of Mr. Nadav Kidron, our President, Chief Executive Officer and one of our directors.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock, or the Securities, covered by this prospectus. Registration of the Securities covered by this prospectus does not mean, however, that those Securities necessarily will be offered or sold.

The Securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the Securities by a broker-dealer as principal and resales of the Securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Securities covered by this prospectus. At any time a particular offer of the Securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Securities covered by this prospectus.

LEGAL MATTERS

Zysman Aharoni Gayer and Sullivan & Worcester LLP, New York, New York, passed upon the validity of the shares of common stock that may be offered hereby.

EXPERTS

The financial statements as of August 31, 2012 and 2011, for each of the two years in the period ended August 31, 2012 and for the cumulative period September 1, 2007 to August 31, 2012 (not separately presented herein) incorporated by reference in this prospectus have been audited by Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, as stated in its report.  Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the cumulative period from April 12, 2002 (the date of becoming a development stage entity) through August 31, 2007 (not separately presented herein) incorporated by reference in this prospectus have been audited by Malone & Bailey, PC –Certified Public Accountants, an independent registered public accounting firm, as stated in its report.  Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investors/SEC Filings,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.   Our website address is www.oramed.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the common stock offered hereby.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling the SEC at 1 (800) SEC-0330. The SEC also maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)        Our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as amended by Amendment No. 1 thereto, filed with the SEC on December 12, 2012 and December 21, 2012, respectively;

(2)        Our audited and unaudited financial statements included in our Registration Statement on Form S-1 (No. 333-186375), filed with the SEC on February 1, 2013;

(3)        Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2012, as amended by Amendment No. 1 thereto, filed with the SEC on December 26, 2012 and December 27, 2012, respectively;

(4)        Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2013, filed with the SEC on April 11, 2013;

(5)        Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2013, filed with the SEC on July 17, 2013;

(6)        Our Current Reports on Form 8-K, as filed with the SEC on September 27, 2012, November 5, 2012, November 9, 2012,  December 4, 2012, January 2, 2013 (only as to Item 8.01 thereof), January 11, 2013, January 22, 2013, February 1, 2013, February 7, 2013, April 11, 2013, April 16, 2013, May 24, 2013, May 30, 2013, July 11, 2013 and August 1, 2013;

(7)        Our Current Report on Form 8-K/A, as filed with the SEC on September 27, 2012; and

(8)        The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 7, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at Hi-Tech Park 2/5, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, Attention: Yifat Zommer, 972-2-566-0001.